UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2016

INC RESEARCH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36730	27-3403111
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3201 Beechleaf Court, Suite 600 Raleigh, North Carolina	27604-1547
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 876-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)         On September 15, 2016, the Board of Directors (the “Board”) of INC Research, Inc. (the “Company”) approved providing additional incentives covering the Company’s executives and other key members of management as designated by the Board. Execution of a Retention Agreement makes the participant eligible to receive retention bonuses. These additional incentives are intended to encourage participants to remain focused on the continued execution of the Company’s strategy after the chief executive officer transition on October 1, 2016, as previously announced in a Form 8-K filed with the U.S. Securities and Exchange Commission on July 28, 2016.

Three of the Company’s named executive officers – Gregory S. Rush, Christopher L. Gaenzle, and Michael Gibertini, PhD - have the opportunity to earn a cash retention bonus in an amount equal to half of such officer’s annual base salary. Those named executive officers will also have the opportunity to earn up to two and a half times their salary in a grant of restricted stock units that will vest over three years commencing on the first anniversary of the grant date.

On September 15, 2016, the Company’s Board adopted the INC Research Holdings, Inc. Executive Severance Plan (the “Plan”) to enhance the Company’s ability to retain its key executives, including three of the Company’s named executive officers - Messrs. Rush and Gaenzle and Dr. Gibertini – and other officers of the Company, on the terms and conditions set forth in the Plan. Capitalized terms used in the description of the Plan below that are not otherwise defined have the meanings ascribed to them in the Plan.

The Plan permits the plan administrator to designate the eligible executives who may participate in the Plan. The officers of the Company have been selected to participate in the Plan. The Plan provides designated participants with severance benefits upon a termination of employment by the Company without Cause or by the participant for Good Reason.

•       For a qualifying termination during the period beginning three months prior to and ending twenty-four months following a Change in Control, a Participant will be entitled to the following: (i) a lump sum cash payment equal to 200% of the participant’s base salary and target bonus for the year in which the termination occurs, (ii) a lump-sum cash payment equal to the aggregate amount of the full premium for benefit coverage continuation under COBRA for a period of eighteen months, and (iii) accelerated vesting of any unvested equity awards held by the participant.

•       For a qualifying termination outside the Change in Control period (as described above), a participant will be entitled to the following: (i) a lump sum cash payment equal to 165% of the participant’s base salary, and (ii) a lump-sum cash payment equal to the aggregate amount of the full premium for benefit coverage continuation under COBRA for a period of eighteen months.

In order to receive any severance benefits under the Plan, participants must sign a general release of claims against the Company. Some of the employees who are eligible to be selected to participate in the Plan are also entitled to severance benefits under their employments agreements. However, severance benefits provided under the Plan will be reduced by any severance benefits to which a participant would otherwise be entitled under the participant’s employment agreement, or any general severance policy or plan maintained by the Company that provides for severance benefits (unless the agreement, policy or plan expressly provides for severance benefits to be in addition to those provided under the Plan). In addition, any amounts payable to a participant under the Plan will be reduced to the maximum amount that could be paid without being subject to the excise tax imposed under Internal Revenue Code Sections 280G and 4999, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount. The Plan may be terminated or amended by the Company, provided the participants consent to the termination of the Plan or to any amendment that materially and adversely impacts the right of the participant under the Plan.

The foregoing summaries of the Retention Agreement and Plan do not purport to be complete and are qualified in their entirety by reference to the Retention Agreement and Plan. Copies of the complete Retention Agreement and Plan are attached Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and the terms of the Retention Agreement and Plan are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document

10.1	Form of Retention Agreement for Participants.

10.2	INC Research Holdings, Inc. Executive Severance Plan adopted September 15, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2016	INC RESEARCH HOLDINGS, INC.

	By:	/s/ Christopher L. Gaenzle
	Name:	Christopher L. Gaenzle
	Title:	Chief Administrative Officer and General Counsel